Calculation of Filing Fee Tables
S-3
OFFICE PROPERTIES INCOME TRUST
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares of Beneficial Interest, $.01 par value per share	457(a)	5,700,900	$ 0.935	$ 5,330,341.50	0.0001531	$ 816.08
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 5,330,341.50		$ 816.08
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 816.08
Offering Note
[1]	(a) This registration statement relates to the resale by the selling shareholders referenced herein of up to 5,700,900 common shares of beneficial interest of the Registrant. (b) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions. (c) Estimated solely for the purposes of computing the registration fee with respect to 5,700,900 common shares of beneficial interest pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant's common shares of beneficial interest on The Nasdaq Stock Market LLC on February 14, 2025.